Exhibit 99.2

McKinley Acquisition Corp Announces Closing of $150 Million Initial Public Offering

NEEDHAM, Mass, Aug. 13, 2025 (GLOBE NEWSWIRE) -- McKinley Acquisition Corporation (Nasdaq: MKLYU) (the “Company”) announced today that it closed its initial public offering of 15,000,000 units.  The offering was priced at $10.00 per unit resulting in gross proceeds of $150,000,000.

The units are listed on The Nasdaq Global Market under the symbol “MKLYU”. Each unit consists of one Class A ordinary share and one right. Each right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of the Company’s initial business combination.  Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights will be traded on Nasdaq under the symbols “MKLY” and “MKLYR,” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement, $150,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.  An audited balance sheet of the Company as of August 13, 2025 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Clear Street LLC acted as the sole book-running manager for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager.

The Company has granted the underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:
McKinley Acquisition Corp
info@mckinleyspac.com
Peter Wright